Exhibit 99.1
OUR COMPANY

We are a leading provider of energy services to global markets and end-users, primarily serving the oil and gas and petrochemical industries, which we collectively refer to as the “hydrocarbon industry.” Our services, which include engineering, procurement and construction (either individually or together as an integrated “EPC” service offering), turnaround, maintenance and other specialty services, are critical to the ongoing expansion and operation of energy infrastructure. We specialize in designing, constructing, and maintaining midstream infrastructure, such as oil and gas pipelines, compressor stations and related facilities, and downstream infrastructure, particularly in refineries. Our acquisition of InfrastruX Group, Inc., described below, provides us with a leading position in the high growth utility transmission and distribution, or “T&D”, market including both power and natural gas services. The acquisition also enhances our ability to provide a range of services to unconventional shale gas plays such as Marcellus, Barnett, Haynesville and Eagle Ford, and improves growth prospects for additional cross-selling and integrated EPC opportunities.

During our more than 100-year history, we have developed an international brand and reputation as a preferred contractor for our ability to meet customer expectations for quality and schedule, even under demanding conditions. We have constructed over 124,000 miles of pipeline globally and have provided our downstream services for over 100 refineries, primarily in the United States. Because of our long history, strong reputation for constructing challenging projects and our broad capabilities, our full-asset lifecycle services are utilized by a wide variety of global customers. Our clients include major pipeline transportation companies, such as Energy Transfer Partners and Kinder Morgan Energy Partners; integrated oil companies, such as ConocoPhillips and Marathon; and government entities, including the U.S. Navy and the U.S. Army Corps of Engineers. We have performed work for our clients in more than 60 countries.

Through organic growth and a series of strategic acquisitions, we have significantly expanded the breadth of our service offerings and end market exposure, while growing our revenues from continuing operations from $294.5 million in fiscal 2005 to $1,858.6 million for pro forma fiscal 2009, representing a 58.5% compound annual growth rate. Over this same period, we have grown our Adjusted EBITDA from continuing operations from –$11.7 million to $134.1 million for pro forma fiscal 2009. In July 2007, we acquired Midwest Management Ltd., a provider of pipeline construction, facilities construction, rehabilitation and maintenance, and fabrication services, which provided opportunities for us to participate in large diameter pipeline projects in Canada and complemented our traditional Canadian activities. In November 2007, we acquired Integrated Service Company (“InServ”), a provider of construction, turnaround, repair and maintenance services, which complemented our strong position in the midstream infrastructure market and increased our end-market exposure to refineries and other downstream facilities. In July 2009, we acquired the engineering business of Wink Companies, LLC, a provider of multi-disciplined engineering services, which completed our Downstream Oil & Gas integrated service offering, enabling us to provide full EPC execution services to our downstream customers.

THE ACQUISITION

On March 11, 2010, we announced that we entered into an agreement to acquire InfrastruX Group, Inc., or “InfrastruX”, a leading national provider of electric and natural gas transmission and distribution infrastructure services. We refer to this acquisition herein as the “Acquisition.” InfrastruX combines its project management expertise, large skilled workforce and equipment fleet to provide utilities and energy companies with a broad range of complementary T&D services, including maintenance, construction, repair and emergency storm response. InfrastruX is one of only a small number of service providers that can offer “end-to-end” energy infrastructure services, covering the entire delivery process from the energy source to the end user. InfrastruX is one of the largest national contractors serving the utility T&D market based on revenue, and its comprehensive infrastructure capabilities include maintaining and constructing overhead and underground electric transmission lines, substations and distribution lines. In the natural gas market, InfrastruX serves its customers’ gas transportation infrastructure needs from the wellhead to gathering lines, pipelines, compressor stations and local distribution systems. To supplement its core offerings, InfrastruX also provides a range of complementary specialty services, including CableCURE® underground cable restoration (which InfrastruX also offers internationally), utility-line locating and large-bore directional drilling.

The Acquisition was valued at $480 million on the announcement date, consisting of approximately $360 million of cash and approximately 7.9 million newly issued Willbros common shares to the selling shareholders. The Acquisition will significantly increase the size and scope of our operations, and create a leading provider of engineering and construction services to both the hydrocarbon transport and power T&D markets. InfrastruX’s management team will continue to lead its T&D business as a new segment of our company—the Utility T&D segment.

Pro forma for the Acquisition, for the twelve month period ended March 31, 2010, we had revenues of $1,509.2 million. In the most recent quarter ended March 31, 2010, we saw encouraging signs of a recovery in our core markets, which led to a $74.3 million, or 8.6%, increase in our pro forma backlog since December 31, 2009. As of this same quarter end, on a pro forma basis for the Transactions (as defined in “Unaudited pro forma condensed financial statements”), we directly employed a multi-national work force of approximately 8,400 persons.

OUR MARKETS AND SERVICES

Our markets

We believe the long term dynamics supporting both the global energy infrastructure markets will continue to provide attractive opportunities.

The upstream oil and gas market has strong demand fundamentals due to improving global economic conditions, and shifting geographies of energy supply and demand, which we believe will support near-term increases in spending. According to the Oil & Gas Journal, planned pipeline construction worldwide currently exceeds 66,771 miles expected to be completed in 2011 and 2012. We believe that the combination of an expected 44% increase in global energy consumption through 2030, 3.5% worldwide GDP growth and a corresponding increase in hydrocarbon production will continue to drive this demand for new pipeline construction over the next several years.

We believe the power T&D market is poised for significant growth following decades of under-investment. New power lines will be required to replace or upgrade the existing electric grid system, which is reaching the end of its 40-50-year lifespan. Additionally, new transmission lines are required to connect new power generation and demand centers, particularly to address increasing requirements for greater renewable power sources, many of which are located in remote locales. The Edison Electric Institute estimates 2009 transmission major project spending (excluding distribution) in the U.S. was approximately $10 billion and is expected to reach $12 billion by 2011, growing at more than a 7% compound annual growth rate thereafter through 2020.

In the downstream market, many refineries delayed spending for maintenance and turnaround activities during 2009 and, to a lesser extent, in 2010 year-to-date. This should increase near- and intermediate-term capital and maintenance spending in the sector in order for companies to maintain their through-put efficiencies and critical safety standards. These services will also benefit from a recent Environmental Protection Agency (“EPA”) mandate to reduce sulfur content in diesel and gas, which is also driving the need for capital spending in existing and newly constructed refineries.

Our services

Following the Acquisition, we will deliver our services through three distinct operating segments: Upstream Oil & Gas, Utility T&D, and Downstream Oil & Gas. The table below sets forth these three operating segments, along with their portion of our pro forma revenues, the services provided and representative customers. The majority of the services outlined below can be offered in a comprehensive package or on an individual basis.

	% of
	Pro forma
	fiscal 2009
Segment	revenues	Services provided	Representative customers

Upstream Oil & Gas	55%	➢ Pipeline Construction—Engineering, design, build and replacement services for small-diameter gathering and distribution systems, and large-diameter pipeline transmission systems	Enbridge Energy Transfer Guardian—ONEOK Kinder Morgan NiSource Occidental SESH-Spectra Suncor Energy Syncrude

		➢ Engineering Services—Engineering services for new or expanding pipeline systems, compressor stations, pump stations, fuel storage facilities, and field gathering and production facilities

		➢ Facilities Construction—Construction of facilities such as pump stations, flow stations, gas processing facilities, gas compressor stations and metering stations

		➢ Fabrication—Fabrication services for engineered structures, process modules, station headers, valve stations, flare pipes and tips

➢ Other—Specialty technical services associated with: climatic constraints, environmental impact of river and wetland crossing, seismic design, hydraulic analysis, directional drilling and procurement and international oilfield services including rig moving, fabrication and maintenance services

Utility T&D	30%
➢ Utility T&D Services—Comprehensive capabilities including maintaining and constructing overhead and underground electric transmission lines, substations and distribution lines as well as natural gas T&D pipelines and related facilities
			American Electric Power ComEd CoServ Dominion Equitable Resources Oncor

		➢ Emergency Response—Repair and maintenance T&D services on an emergency response basis, for storms and weather-related damage

		➢ Specialty Services—Underground cable restoration, utility-line locating and large-bore directional drilling

	% of
	Pro forma
	fiscal 2009
Segment	revenues	Services provided	Representative customers

Downstream Oil & Gas	15%	➢ Turnkey Project Services—Fully integrated EPC services for new capacity additions, revamps and new process units	British Petroleum Bechtel ConocoPhillips ExxonMobil Flint Hills Resources Marathon U.S. Army Corps of Engineers U.S. Navy Valero

➢ Construction, Turnaround and Specialty Welding Services—Comprehensive services for refractory related projects, furnace re-tube and revamp projects, stainless and alloy welding services and heavy rigging and equipment setting

➢ Manufacturing Services—Fabrication of specialty equipment including fluidized catalytic cracker, or “FCC”, components, reactors and regenerators, process heater coils and components, and plate cutting and rolling

		➢ Engineering Services—Multi-disciplined engineering services for hydrocarbon processing, including process units, storage and fueling facilities, and power infrastructure

		➢ U.S. Government Services—Engineering, construction, assessments, inspections, repair and fueling systems management services, often on a “Design-Build-Own-Operate-Maintain” basis

		➢ Other Services—Engineering studies and the installation and erection of fired heaters, construction and maintenance services to the above ground storage tank industry and safety services

We provide our services on a cost reimbursable, time and materials, or fixed price (including unit price) basis. Under the terms of our cost reimbursable and time and materials contracts, we bill our clients for the services of our employees on an hourly basis and receive reimbursement for our materials and other out-of-pocket expenses. Under fixed price contracts, we typically agree to perform a well defined scope of work at an agreed price, or specific tasks (or a series of specific tasks) at an agreed rate. While we assume many of the risks associated with executing these projects, we are able to assess and price this risk into the contract, generally affording us a greater profit opportunity. We utilize our extensive execution experience as well as a rigorous analytical and detailed internal risk review process in arriving at our agreed contract prices. Our fixed price contracts may contain price escalators in situations of extended duration between when we enter into a contract and when we expect to complete a project, as well as other provisions, which may allow us to revisit various components of costs or price should the scope of our engagement change. Unit price contracts, which we utilize extensively under our Master Service Agreements, or “MSAs”, typically offer a fixed fee, including margin, for performing a discrete task. MSAs typically have a one- to five-year duration of undefined scope or work volume, but help position us as the pre-qualified contractor of choice for our customers as they allow the customer to quickly issue a work order under this previously negotiated agreement. For example, under our 10-year alliance agreement with Oncor, we serve as the de facto third-party provider for most of their T&D maintenance construction services primarily on a unit price basis.

OUR COMPETITIVE STRENGTHS

Our competitive strengths have helped us establish leading positions in our respective markets. The Acquisition complements these competitive strengths, which are set forth below on a combined company basis.

Worldwide brand recognition and outstanding reputation for successful project execution

We have developed an international brand and reputation as a preferred contractor for our ability to meet customer expectations for quality and schedule, even under demanding conditions. Over our more than 100-year history, we have performed work in more than 60 countries, completing some of the world’s most technically challenging projects including five natural gas pipeline crossings of the Andes Mountains as well as a natural gas pipeline crossing of the Arabian Peninsula. In all, we have completed over 124,000 miles of pipeline construction. The Willbros brand is widely recognized within our industry. We have a reputation for delivering timely and cost-effective solutions to the hydrocarbon markets we serve. While primarily focused on the North American market in recent years, we maintain a global presence to capitalize on our execution capabilities and international reputation. The additional capabilities we are acquiring with InfrastruX enable us to extend our brand to new geographies and end markets and further establish ourselves as a provider of end-to-end services to each of our markets.

Market leader with diversified revenues

We benefit from diversity in our served markets, service offerings, contracting arrangements and our high quality customer base. As a result, our dependence on any one market segment or individual customer is limited. During 2009, no customer accounted for more than 15% of our revenues. Our geographic reach and capabilities serving several end markets allow us to focus our resources on those markets that provide the most attractive return opportunities. In addition, our revenues are generated from a balanced mix of contract types. The composition of our pro forma combined backlog as of March 31, 2010 consisted of 23% from cost reimbursable (including time and materials), 44% from unit price based MSAs, and 33% from fixed price contracts.

Our Upstream and Downstream Oil & Gas business segments provide recurring revenues generated from our significant program management, maintenance and field services capabilities, which complement our service offerings targeted toward capital budgets. The Acquisition further diversifies our business mix, expands our recurring revenue base and complements our existing pipeline capabilities while adding a leadership position in the large and fast-growing power T&D market for which major project capital investment is forecasted to grow at a compound annual growth rate of more than 7% through 2020.

The Acquisition extends our capabilities to address emerging shale gas plays and improves growth prospects for additional cross-selling and integrated EPC opportunities, particularly for midstream offerings within these shale gas plays, such as the Marcellus, Barnett, Haynesville and Eagle Ford.

Critical scale, extensive geographic presence, and strong equipment base

We have a significant presence across most major North American oil and gas exploration, production and refining regions, as well as in certain key power markets including the Southwest, Midwest and Eastern United States. As of March 31, 2010, we maintained an equipment fleet consisting of 2,300 units of heavy construction machinery, 3,800 service vehicles, as well as a variety of other fabrication and specialty services equipment. Our equipment fleet as of such date had a depreciated book value of $278 million. As of such date, we directly employed approximately 8,400 individuals. Our equipment fleet and skilled workforce can be mobilized quickly to allow us to address new opportunities throughout North America as they arise. Our extensive geographic coverage and international experience also allow us to serve customers whose operations span multiple states and regions within the United States, as well as to provide our services to many of our multi-national customers on a global basis. We believe our critical scale, extensive geographic presence and strong equipment base serve as a competitive advantage relative to many of our smaller competitors and position us to assist our current and future customers in their global hydrocarbon and electric construction and maintenance needs.

Strong long-term customer base

We have long-standing relationships with many of our customers, most of whom are integrated majors, large independents and, in North America, utilities and energy companies, natural gas transportation companies and Canadian oil sands operators. Many of our largest customers have worked with us for over 20 years, with several customers having contracted with us multiple times during that period to construct large pipelines and facility projects as well as perform recurring maintenance, engineering and project management services. Our relationships with Shell, Oncor and American Electric Power, for example, span more than 50 years. The foundation of these long-term customer relationships has been, and will continue to be, the comprehensive, cost-efficient and timely services we provide. Our relationships with our core group of customers often allow us to integrate ourselves into the project planning stage which we believe increases the likelihood of expanding these relationships and securing additional work. In many cases, this allows us to procure work on a negotiated basis, as opposed to competitively bid basis, which typically reduces our execution risk and provides for enhanced operating margins. In addition, these long-term relationships often lead to cross-selling opportunities as many customers prefer the efficiency gained from dealing with fewer, trusted service providers.

Experienced management and operations team with proven track record

Our management team and skilled workforce include professionals with significant industry and technical expertise. Our senior executive team averages over 20 years of relevant industry experience and many of them have led projects both domestically and overseas. In addition, our field leadership team brings significant and diverse global energy infrastructure project management construction experience. Our combined senior management and field leadership teams have a proven ability to assess, quantify and manage project risk both within North America and in more challenging international regions. Finally, our senior executive team has demonstrated a strong competency to supplement organic growth through identifying and acquiring new businesses, and subsequently integrating and cross selling services from acquired companies. The current management team has grown our revenues from continuing operations from $294.5 million in fiscal 2005 to $1,858.6 million for pro forma fiscal 2009, representing a 58.5% compound annual growth rate. The combined management team, along with our skilled workforce, positions us to successfully execute on our strategy and our future growth objectives.

OUR STRATEGY

Capitalize on integrated life cycle capabilities to expand share of customer spend

We believe customers are increasingly seeking service providers with national and international scale who can deliver multiple lines of service under a single point of contact and management structure. Through our combined operations, we are able to provide our oil and gas, power and government customers an integrated suite of critical services from the energy source through to the end user, including production, processing, transport and ultimate delivery to the end user. We have the experience and capability to deliver any of our engineering, construction, program management, operations management, life extension and maintenance services discretely or as an integrated package to our customers. We are increasingly targeting customers with a broad need for infrastructure development services where we can bring to bear integrated offerings to meet their needs more efficiently. We believe our engineering and program management expertise allow us to position ourselves early in any project development, expand our role during the life of the project and also serve as the basis for an ongoing role in managing maintenance programs. Maintenance program management supports our effort to balance our revenue across capital and recurring maintenance spends, while also allowing us to develop an expanded relationship with our customers, providing greater visibility into their future spending needs. Similarly, construction services can be delivered to support new capital investment projects as well as our customers’ recurring maintenance, upgrade and replacement initiatives. Our long-term alliance agreements with Oncor and NiSource, for example, represent an enhanced manifestation of this strategy and are indicative of the value proposition we are able to provide to our customers. We will continue to target customers who recognize the quality and breadth of service we can deliver and with whom we can build similar long-term relationships.

Capitalize on our geographic presence and reputation to deliver a broader service offering

Our nationwide footprint provides us a platform to efficiently and cost-effectively deliver a wider array of services, particularly in key emerging energy locales such as the unconventional shale gas plays and developing wind generation corridors. In the Marcellus shale area, InfrastruX’s existing presence will allow us to augment their current pipeline capabilities with our engineering, program management and large diameter pipeline construction expertise, positioning us to more effectively capitalize on the development of that attractive gas resource. Similarly in other shale areas, such as the Barnett and Haynesville, we have significant recent experience and a strong brand and will benefit from the expanded small diameter gathering system and horizontal directional drilling capabilities of InfrastruX. In our electric end markets, we will provide engineering and program management services to support new project development, as well as maintenance activities, while also identifying opportunities with our downstream customers to introduce the electric offering, particularly the UtilX CableCURE® product. Similar to our current initiatives focused on delivering downstream expertise through our Canadian and North African operations, we will also utilize our positions in key areas in the United States to leverage our existing local customer and labor relationships, supplemented with key technical resources from our business units, to cost-effectively introduce and cross-sell services.

While we pursue these opportunities, we are also selectively evaluating prospects to expand our core capabilities beyond our current markets. We intend to utilize our project management, engineering and construction skills, as well as our broad geographic delivery platform, to establish additional service offerings, such as power generation services, instrumentation and electrical services, turbo-machinery services and environmental services.

Leverage core service expertise into additional full EPC contracts

Our core expertise and service offerings allow us to provide our customers with a single source EPC solution, which creates greater efficiencies to the benefit of both our customers and our company. In performing integrated EPC contracts, we often perform front-end engineering and design services, while establishing ourselves as overall project managers from the earliest stages of project inception, and are therefore better positioned to efficiently determine the design, permitting, procurement and construction sequence for a project in connection with making engineering decisions. Our customers benefit from a more seamless execution, while these contracts often enable us to more efficiently deploy our resources in pursuit of enhanced revenue opportunities relative to the revenue associated with stand-alone contracts for similar services. We believe significant EPC opportunities exist across all of our key end markets, particularly in the development of unconventional gas shale plays and in the electrical transmission market where integrated EPC services have not been widely available to our customers.

Increase our operating flexibility

As we continue to advance our objective of increased exposure to maintenance budget dollars and optimization of resource utilization, it is important for us to proactively manage our key human and capital resources. We target an optimal mix of owned and leased equipment in order to provide us the flexibility to re-balance our fleet size according to changing market dynamics. Additionally, much of our workforce is variable, as is typical in project-based work, allowing us to scale our labor component as needed. To support our labor strategy, we have implemented substantive technical and professional training in areas such as project management to improve the skill set of our employees. We believe a better trained work force will increase our flexibility to move our personnel resources across business activities, providing the best person for the job, and optimizing our utilization of these employees.

Focus on managing risk

Risk management is a critical component of everything we do. We maintain a series of rigorous risk management processes and procedures to address risk throughout our business. Potential projects are evaluated by a technically diverse team of professionals with expertise across all relevant elements of a job, including, among others, operations, finance, tax, and legal. These reviews begin at the earliest stage of determining whether or not to expend resources to pursue additional information regarding a specific project and continue with the execution team through the life of the project. Our systems and procedures for actively managing ongoing projects are robust and proven. We assess and manage our risk in an effort to maintain a balanced contract portfolio, based on project size, geography, customer base and contract mix. We will continue to employ an active and rigorous approach to managing all elements of risk within our business.

Maintain financial flexibility

Maintaining the financial flexibility to meet the material, equipment and personnel needs to support our project commitments, as well as the ability to pursue our expansion and diversification objectives is critical to our growth. We view financial strength and flexibility as a fundamental requirement to growing our business. Pro forma for the Transactions, as of March 31, 2010, we maintain meaningful flexibility to support our business, as evidenced by our cash, cash equivalents and short-term investments balance of $130 million, and a $175 million revolving credit facility, subject to a $150 million borrowing sub-limit, which is currently undrawn. We currently have only $62 million of outstanding letters of credit. This flexibility allows us to focus on the highest return projects available as well as prudently pursue selective growth initiatives.

TRANSACTION FINANCING OVERVIEW

On March 11, 2010, we announced that we entered into an agreement to acquire InfrastruX Group, Inc. from Tenaska Power Fund, L.P. and other minority shareholders for a mix of cash and stock consideration valued at $480 million on the date of announcement. The consideration consists of approximately $360 million of cash and approximately 7.9 million shares in Willbros common stock issued to the selling shareholders. In connection with the Acquisition, we announced financing commitments from certain banks sufficient to, when combined with our existing cash, finance the cash portion of the Acquisition consideration. We may be obligated to make earn-out payments to Tenaska Power Fund, L.P. and other minority shareholders of up to an aggregate of $125 million, $40 million of which could become payable in 2011, and the balance of which could become payable in 2012 if certain financial performance targets are met.

We are establishing a new senior secured credit facility, which will consist of a new three-year revolving credit facility of $175 million and a new four-year senior secured term loan of $50 million. We intend to use the net proceeds from the offering of senior secured second lien notes, a portion of existing cash on hand and borrowings under our senior secured term loan facility to finance the cash portion of the Acquisition consideration.

PRO FORMA CORPORATE STRUCTURE

The following diagram sets forth a summary of the key elements of our corporate structure and certain financing arrangements as they will be in place immediately following the completion of the Acquisition.

For the twelve months ended March 31, 2010, on a pro forma basis for the Transactions, our non-guarantor subsidiaries represented approximately 18% of our net sales. In addition, as of March 31, 2010, on a pro forma basis for the Transactions, these subsidiaries would have held 14% of our combined assets and would have held 7% of our combined liabilities (including trade payables), to which the notes would have been structurally subordinated.

Summary historical and pro forma financial information

The summary historical financial information presented below for each of the years in the three-year period ended December 31, 2009 have been derived from, and should be read together with, our audited consolidated financial statements and the accompanying notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. The summary historical financial information presented below for the three months ended March 31, 2010 and 2009 have been derived from, and should be read together with, our unaudited condensed consolidated financial statements and the accompanying notes included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. The results of operations for interim periods are not necessarily indicative of the operating results that may be expected for the entire year or any future period. The summary historical financial information presented below are qualified in their entirety by the more detailed information appearing in our historical financial statements and the related notes.

The summary pro forma financial information presented below for the year ended December 31, 2009 and the three months ended March 31, 2010 have been derived from, and should be read together with, our unaudited pro forma condensed financial statements and the accompanying notes included in this Current Report on Form 8-K. The unaudited pro forma condensed financial statements give pro forma effect to the following transactions as if they had occurred on January 1, 2009, in the case of statement of operations data, and March 31, 2010, in the case of balance sheet data:

➢	our acquisition of InfrastruX;

➢	our offering of $250 million of senior secured second lien notes;

➢	our borrowing of $50 million under our new term loan facility; and

➢	our payment of $12.9 million of estimated fees of Willbros paid at closing in connection with the Transactions (as defined under “Unaudited pro forma condensed financial statements”), which is net of original issue discount estimated to be $3.25 million.

We derived the summary pro forma statement of operations for the twelve months ended March 31, 2010 from the unaudited pro forma condensed statements of operations provided herein by adding our pro forma condensed statement of operations for the year ended December 31, 2009 to our pro forma condensed statement of operations for the three months ended March 31, 2010 and subtracting therefrom our pro forma condensed statement of operations for the three months ended March 31, 2009.

The summary pro forma financial information do not purport to reflect the results of operations that would have occurred if the Transactions had actually occurred on January 1, 2009 or March 31, 2010. We have based the adjustments necessary to fairly present the unaudited pro forma condensed financial data on available information and believe the adjustments are reasonable. We provide the summary pro forma financial information for illustrative purposes only, and you should not view them as a projection or forecast of our performance for any future period.

The summary pro forma financial information presented below are qualified in their entirety by the more detailed information appearing in our unaudited pro forma condensed financial statements and the related notes included in this Current Report on Form 8-K.

	Actual					Pro forma
							Three	Last twelve
				Three months ended		Year ended	months ended	months ended
	Year ended December 31,			March 31,		December 31,	March 31,	March 31,
	2007	2008	2009	2009	2010	2009	2010	2010

				(unaudited)
	(in thousands, except per share data)

Statement of Operations Data:
Contract revenue	$947,691	$1,912,704	$1,259,818	$463,926	$136,996	$1,858,594	$267,224	$1,509,151
Operating expenses:
Contract(1)	845,743	1,650,156	1,115,094	407,385	132,017	1,664,306	256,524	1,370,190
Amortization of intangibles(1)	794	10,420	6,515	2,588	952	18,607	3,975	16,971
General and administrative(1)	68,071	120,031	88,133	23,024	24,990	151,992	40,923	154,479
Goodwill impairment	—	62,295	—	—	—	—	—	—
Other charges	—	—	12,694	4,834	(181)	12,694	(181)	7,679
Government fines	22,000	—	—	—	—	—	—	—

Operating income	11,083	69,802	37,382	26,095	(20,782)	10,995	(34,017)	(40,168)
Interest expense, net	(6,055)	(9,032)	(8,328)	(2,104)	(2,107)	(39,118)	(9,810)	(39,139)
Other income (expense)	(3,477)	7,883	820	325	1,971	4,732	2,276	6,709
Loss on early extinguishment of debt	(15,375)	—	—	—	—	—	—	—

Income (loss) from continuing operations before income taxes	(13,824)	68,653	29,874	24,316	(20,918)	(23,391)	(41,551)	(72,598)
Provision (benefit) for income taxes	14,503	25,942	8,737	8,240	(8,140)	(6,356)	(10,959)	(17,989)

Income (loss) from continuing operations	(28,327)	42,711	21,137	16,076	(12,778)	(17,035)	(30,592)	(54,609)
Income (loss) from discontinued operations net of provision for income taxes	(21,414)	2,757	(1,497)	160	(270)	(1,497)	(270)	(1,927)

Net income (loss)	(49,741)	45,468	19,640	16,236	(13,048)	(18,532)	(30,862)	(56,536)
Less: Income attributable to noncontrolling interest	(2,210)	(1,836)	(1,817)	(747)	(256)	(1,817)	(256)	(1,326)

Net income (loss) attributable to Willbros Group, Inc.	$(51,951)	$43,632	$17,823	$15,489	$(13,304)	$(20,349)	$(31,118)	$(57,862)

Reconciliation of net income attributable to Willbros Group, Inc.:
Income (loss) from continuing operations	$(30,537)	$40,875	$19,320	$15,329	$(13,034)	$(18,852)	$(30,848)	$(55,935)
Income (loss) from discontinued operations	(21,414)	2,757	(1,497)	160	(270)	(1,497)	(270)	(1,927)

Net income (loss) attributable to Willbros Group, Inc.	$(51,951)	$43,632	$17,823	$15,489	$(13,304)	$(20,349)	$(31,118)	$(57,862)

Cash Flow Data:
Cash provided by (used in):
Operating activities	$(15,793)	$191,748	$53,867	$58,304	$(288)
Investing activities	(150,601)	(11,725)	(34,036)	(3,140)	(3,112)
Financing activities	219,340	(60,044)	(35,056)	(6,827)	(5,378)
Effect of exchange rate changes	2,297	(5,001)	6,135	(639)	843

(footnotes on following page)

	Actual					Pro forma
							Three	Last twelve
				Three months ended		Year ended	months ended	months ended
	Year ended December 31,			March 31,		December 31,	March 31,	March 31,
	2007	2008	2009	2009	2010	2009	2010	2010

				(unaudited)
	(in thousands, except per share data)

Balance Sheet Data (at period end):
Cash and cash equivalents	$92,886	$207,864	$198,774	$255,562	$190,839		$114,419
Working capital	202,296	280,441	297,294	307,164	231,615		252,894
Total assets	778,391	787,344	728,378	793,421	720,317		1,392,517
Total liabilities	375,666	343,209	240,383	334,721	241,704		794,199
Total debt	141,578	120,514	104,037	117,710	112,769		418,529
Stockholders’ equity	402,725	444,135	487,995	458,700	478,613		598,318
Other Financial Data (excluding discontinued operations):
Backlog (at period end)(2)	$1,305,441	$655,494	$391,742	$538,205	$484,383	867,035	941,314	941,314
Capital expenditures, excluding acquisitions	74,548	53,048	13,107	3,185	5,805	41,085	13,826	38,598
EBITDA from continuing operations(3)	10,696	183,047	77,245	36,902	(10,594)	99,062	(12,238)	48,646
Adjusted EBITDA from continuing operations(3)	29,323	187,618	103,486	44,399	(6,250)	134,140	(6,634)	81,025
Number of employees (at period end):	5,475	6,512	3,714	6,014	4,315	7,684	8,436	8,436

(1)	Historically, we have shown depreciation and amortization as a separate line item on our Consolidated Statements of Operations. Effective for the fiscal year ended December 31, 2007, depreciation and amortization related to operating activities is included in Contract, and depreciation and amortization related to general and administrative activities is included in General and administrative (“G&A”). This change in presentation was made to bring our presentation of financial results in line with our peers and provide greater comparability of our results within the industry.

(2)	Backlog is anticipated contract revenue from uncompleted portions of existing contracts and contracts whose award is reasonably assured.

(3)	EBITDA from continuing operations represents earnings from continuing operations before net interest, income taxes, depreciation and amortization and impairment of intangible assets. EBITDA from continuing operations is not intended to represent cash flows for the respective period, nor has it been presented as an alternative to operating income from continuing operations as an indicator of operating performance. It should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States. EBITDA from continuing operations is included in this Current Report on Form 8-K because it is one of the measures through which we assess our financial performance. We use EBITDA from continuing operations as part of our overall assessment of financial performance by comparing EBITDA between accounting periods. We believe that EBITDA from continuing operations is used by the financial community as a method of measuring our performance and of evaluating the market value of companies considered to be in businesses similar to ours. EBITDA from continuing operations as presented may not be comparable to other similarly titled measures used by other companies. A reconciliation of EBITDA from continuing operations to GAAP financial information is provided in the table below.

In addition to EBITDA from continuing operations, management uses Adjusted EBITDA from continuing operations for:

➢	comparing normalized operating results with corresponding historical periods and with the operational performance of other companies in our industry; and

➢	presentations made to our analysts, investment banks and other members of the financial community who use this information in order to make investing decisions about us.

Adjustments to EBITDA from continuing operations broadly consist of items that management does not consider to be representative of our ongoing operations. These generally include costs or benefits that are unusual, non-cash or one-time in nature. These adjustments are included in various performance metrics under our credit facilities and other financing arrangements. The EBITDA adjustments to determine Adjusted EBITDA from continuing operations are itemized in the below table. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA from continuing operations, you should be aware that in the future we may incur expenses that are the same as, or similar to, some of the adjustments in this presentation. Our presentation of Adjusted EBITDA from continuing operations should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA from continuing operations is not a financial measurement recognized under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, investors should use Adjusted EBITDA from continuing operations in addition to, and not as an alternative for, net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. Because all companies do not use identical calculations, our presentation of Adjusted EBITDA from continuing operations may be different from similarly titled measures of other companies.

	Actual					Pro forma
							Three months	Last twelve
				Three months ended		Year ended	ended	months ended
	Year ended December 31,			March 31,		December 31,	March 31,	March 31,
	2007	2008	2009	2009	2010	2009	2010	2010

						(unaudited)
	(in thousands, except per share data)

Reconciliation of non-GAAP financial measure:
Income (loss) from continuing operations attributable to Willbros Group, Inc.	$(30,537)	$40,875	$19,320	$15,329	$(13,034)	$(18,852)	$(30,848)	$(55,935)
Interest expense, net	6,055	9,032	8,328	2,104	2,107	39,118	9,810	39,139
Provision (benefit) for income taxes	14,503	25,942	8,737	8,240	(8,140)	(6,356)	(10,959)	(17,989)
Depreciation and amortization	20,675	44,903	40,860	11,229	8,473	85,152	19,759	83,431
Goodwill impairment	—	62,295	—	—	—	—	—	—

EBITDA from continuing operations	10,696	183,047	77,245	36,902	(10,594)	99,062	(12,238)	48,646

Stock based compensation	4,087	11,652	13,231	3,675	2,010	15,197	2,373	13,561
Restructuring and reorganization costs*	—	—	9,011	3,755	(181)	9,011	(181)	5,612
Acquisition related costs		—	2,499	93	796	2,499	796	3,202
DOJ monitor costs	—	—	2,582	—	3,324	2,582	3,324	5,907
(Gain) loss on sale of equipment	(835)	(7,081)	(1,082)	(26)	(1,605)	(1,657)	(1,830)	(3,411)
Loss on early extinguishment of debt	15,375	—	—	—	—	—	—	—
Acquisition, restructuring and other — InfrastruX	—	—	—	—	—	7,446	1,122	7,508

Adjusted EBITDA from continuing operations attributable to Willbros Group, Inc.	$29,323	$187,618	$103,486	$44,399	$(6,250)	$134,140	$(6,634)	$81,025

*	Excludes the impact of accelerated vesting of restricted stock, which has been included in stock based compensation already added back.